UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 30, 2015

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 North Drive, Westborough MA 02780

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (508) 870-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

At our 2014 Annual Meeting of Shareholders 67% of votes that responded to the advisory vote on the Company’s executive compensation voted “yes”. As a result of the voting results we reached out to shareholders and asked some of our shareholders’ portfolio managers, by telephone and in-person, for feedback on the matters that drove their vote on last year’s say-on-pay proposal and commentary on our compensation programs and practices. We also reviewed the reports of corporate governance services for perceived weaknesses in our compensation practices. These efforts produced meaningful information for the Compensation Committee and for management regarding investors’ views on our executive compensation program.

Based on the feedback that we received from the shareholders, we took the following actions in 2014:

The Board of Directors and the Compensation Committee of Kopin amended our Nominating and Corporate Governance guidelines to augment our existing policies and procedures and further align the Company’s practices with industry standard. These changes included the following:

•	Creation of a Lead Independent Director Position
•	Established share ownership and retention guidelines for members of the Board of Directors and the CEO
•	Established a Clawback policy for the recovery of bonuses from executive officers under certain situations

The Compensation Committee engaged a compensation consultant, Pearl Meyer and Partners (PM&P) to assist in reviewing the Named Executive Officers (NEOs) compensation including the Chief Executive Officer (CEO). As part of the review a new peer group was determined consisting of 16 companies and all of the elements of the CEO’s compensation (base salary, total cash, long term incentive value, total direct compensation, and total equity ownership) were benchmarked against the peer group. The Compensation Committee in its report in our 2015 Proxy Statement determined that the compensation of our CEO and NEOs was reasonable in relation to the peer group and the components of compensation and the target amount of each component appropriate given our focus on strategic milestone achievement related to developing new technologies and products critical to our future growth.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated: April 30, 2015	By:	/s/ Richard A. Sneider
Richard A. Sneider Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)